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                                  EXHIBIT 99.1

Company Contact:                                Media Contact:
   Robert De Vaere                                  Allison Small
   VP, Finance & CFO                                Susan E. Atkins & Associates
   Epimmune Inc.                                    (858) 860-0266
   (858) 860-2553

                 EPIMMUNE PROVIDES CANCER VACCINE PROGRAM UPDATE

SAN DIEGO, CA, OCTOBER 2, 2001 - Epimmune Inc. (Nasdaq: EPMN) today provided additional information on its cancer vaccine program including its initial vaccine candidate and clinical trial plans.

Epimmune will move forward with a therapeutic lung cancer vaccine candidate and anticipates that it will file an Investigational New Drug (IND) application for its initial vaccine by late 2002 or early 2003. Clinical trials could begin approximately one month later, pending FDA review. Primary endpoints of the initial Phase I/II trial will be safety and immunogenicity with results expected approximately nine months after trial initiation. Preliminary efficacy data could be available approximately eighteen to twenty-four months after trial initiation.

The initial clinical trials will involve approximately 25-40 Stage III cancer patients who have had surgery to remove the majority of the cancer cells and who have their immunological status intact.

Emile Loria, M.D., President and Chief Executive Officer of Epimmune said, "Taking our initial cancer vaccine candidate into the clinic represents a next step in the implementation of our strategic plan. We have previously announced plans to enter clinical trials with our therapeutic HIV vaccine candidate and are working with Genencor International under a collaboration agreement to develop and take additional vaccine candidates into the clinic for the indications of Hepatitis B, Hepatitis C and Human Papilloma Virus. This strategy of taking multiple vaccine candidates into the clinic, both on our own as well as with partners, gives us the maximum opportunity to develop human clinical data and realize the potential benefit of Epimmune's technology."

John Fikes, Ph.D., Director of Cancer Programs at Epimmune said, "Unfortunately, cancer of the lung continues to be a major health problem with a very high mortality rate. It is expected that approximately 170,000 new lung cancer cases will be diagnosed in the United States in 2001 and an estimated 160,000 patients will die from the disease. Standard treatment options such as surgery and chemotherapy remain ineffective in most patients with only limited survival and short life expectancy."

Epimmune's initial cancer vaccine candidate is composed of multiple tumor-specific cytotoxic T-cell (CTL) epitopes, or protein fragments, which were selected from tumor associated antigens using Epimmune proprietary processes. Some of the epitopes have been modified to create analogs in order to enhance the potency of the T-cell response induced by the vaccine. The vaccine candidate will be delivered as an injection of peptide epitopes in adjuvant. In addition,

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the vaccine candidate will include Epimmune's PADRE(R) universal helper T-cell epitope which is designed to enhance the magnitude and duration of the CTL response.

Clinical trial results and studies conducted by others correlating T-cell infiltration into tumors with a more favorable prognosis indicate that T-cells can play an important role in the control and elimination of cancer cells. However, cancer cells are not good at inducing anti-cancer T-cell responses so, often, tumors grow and metastasize without attracting the attention of the immune response. Also, once tumors become large, they suppress the immune system by liberating factors that inhibit T-cell activation. Recent clinical studies at Stanford University School of Medicine and the National Cancer Institute highlight the potential advantages of including epitope analogs in cancer vaccines. Dr. Fikes added, "We have assembled a unique collection of strong native epitopes and modified (analog) epitopes, to induce robust CTL responses against multiple targets on the tumor."

Since the beginning of the year, the Company has completed two license agreements for ex vivo applications of its cancer epitope packages and has continued preclinical research supporting its own in vivo vaccine studies in cancer.

ABOUT EPIMMUNE

Epimmune Inc. is a leader in using gene maps of cancer-associated proteins and infectious agents to design vaccines that induce cellular immunity. The Company's technology platform is based on its pioneering work in deciphering the genetic code which regulates T-cell activation and in identifying antigen fragments known as epitopes which can activate highly targeted T-cell responses to tumors, viruses, bacteria and parasites. This new field of pharmacology opens two new areas of pharmaceutical development: protective vaccines that activate T-cell protection against infections, such as HIV and Hepatitis C, and therapeutic vaccines designed to stimulate antigen-specific T-cell responses to infections, such as HIV, Hepatitis C and Hepatitis B, and tumors such as breast, colon, lung and prostate. For more information on Epimmune, visit www.epimmune.com.

This press release includes forward-looking statements that reflect management's current views of future events including the expectation of the timing for commencement of clinical trials and receipt of results from the trials, the potential advantages of the Company's strategy with respect to clinical trials and the potency of the Company's cancer vaccine candidate. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the risk that the Company will not file the IND application for its initial vaccine candidate, a therapeutic lung cancer vaccine, on schedule, and that clinical trials may not begin on schedule and results may not be available when expected due to delays in the regulatory process or in enrollment of subjects or other reasons, the risks associated with the Company's ability to develop vaccines using epitopes, the ability of epitope-based vaccines to control cancer and infectious diseases, the safety and efficacy of epitope-based vaccines in humans, the Company's ability to enter into and maintain new collaborations, the efforts of the Company's collaborators and licensees to develop and commercialize products using the Company's technologies, achievement of research and development objectives by the Company and any collaborator, the timing and cost of conducting human clinical trials, the regulatory review and approval process, the ability of the Company to fund clinical trials itself or through


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collaborators, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company's 2000 Form 10-K, the most recent 10-Qs and other periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update this press release except as required under applicable law.